UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2015

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 865-5830
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 12, 2015, Emerge Energy Services LP (the “Partnership”) entered into Limited Waiver No. 2 (the “Second Limited Waiver”) to the Amended and Restated Revolving Credit and Security Agreement, dated June 27, 2014, as amended (the “Credit Agreement”), by and among the Partnership, certain of the Partnership’s subsidiaries (the “Borrowers”), PNC Bank, National Association (the “Agent”), and the other lenders party thereto (the “Lenders”).

The Lenders, the Agent and the Borrowers entered into the previously announced Limited Waiver No. 1 to the Credit Agreement (the “First Limited Waiver”) on October 19, 2015. Pursuant to the Second Limited Waiver, the Lenders agreed to extend the period of the waiver granted pursuant to the First Limited Waiver until November 20, 2015. As consideration for the Second Limited Waiver, the Partnership and the Borrowers agreed to (i) not make any repurchases of or quarterly cash distributions on the Partnership’s common units prior to November 20, 2015 and (ii) limit the aggregate amount of advances made under the Credit Agreement between October 19, 2015 and November 20, 2015 to no more than $25.0 million.

The foregoing description of the Second Limited Waiver is not complete and is subject to and qualified in its entirety by the terms of the Second Limited Waiver, a copy of which is attached herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Limited Waiver No. 2 to Amended and Restated Revolving Credit and Security Agreement, dated as of November 12, 2015, by and among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: November 16, 2015	By:	/s/ Joseph C. Tusa, Jr.
		Name:	Joseph C. Tusa, Jr.
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1

Limited Waiver No. 2 to Amended and Restated Revolving Credit and Security Agreement, dated as of November 12, 2015, by and among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as agent for the Lenders.